Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 12

to Prospectus Dated May 10, 2006

Embarq Corporation

Restricted Shares of Common Stock

Restricted Stock Units and

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated May 10, 2006 relating to the offer and sale of restricted shares of our common stock, restricted stock units, and shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock or restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes the following financial statements, audited or unaudited, as indicated, of Embarq Corporation:

•	Consolidated Statements of Operations for the Quarters and Years ended December 31, 2006 and 2005;

•	Consolidated Balance Sheets as of December 31, 2006 and 2005; and

•	Consolidated Statements of Cash Flows for the Years ended December 31, 2006 and 2005.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 11 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2007.

Embarq Corporation

Consolidated Statements of Operations

($ in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net Operating Revenues
Service revenues	$1,472	$1,389	$5,722	$5,566
Product revenues	145	214	641	688

Net operating revenues	1,617	1,603	6,363	6,254

Operating Expenses
Cost of services	411	357	1,594	1,417
Cost of products	144	206	598	632
Selling, general and administrative	388	410	1,600	1,594
Depreciation	268	245	1,027	979
Asset impairment	—	80	—	80

Total Operating Expenses	1,211	1,298	4,819	4,702

Operating Income	406	305	1,544	1,552
Interest expense	121	20	324	83
Other (income) expense, net	(1)	2	(14)	(3)

Income Before Taxes	286	283	1,234	1,472
Income tax expense	92	112	450	578

Income from Continuing Operations	194	171	784	894
Cumulative effect of change in accounting principle, net	—	16	—	16

Net Income	$194	$155	$784	$878

Basic Earnings Per Share(1)	$1.30		$5.26

Basic weighted average shares(1)	149.6		149.2

Diluted Earnings Per Share(1)	$1.28		$5.21

Diluted weighted average shares(1)	151.4		150.4

(1)	Basic and diluted earnings per share and weighted average shares outstanding have been presented on a pro forma basis for the year ended December 31, 2006. Shares outstanding and dilution effects at the spin-off date of May 17, 2006 were assumed to be outstanding at January 1, 2006.

Embarq Corporation

Consolidated Balance Sheets

($ in millions)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Cash and equivalents	$53	$103
Accounts receivable, net	660	660
Inventories	179	174
Prepaid expenses and other current assets	131	135

Total current assets	1,023	1,072

Property, plant and equipment, net	7,988	7,804
Prepaid pension asset	—	219
Other non-current assets	80	126

Total non-current assets	8,068	8,149

Total assets	$9,091	$9,221

Liabilities and stockholders’ equity
Current maturities	$37	$2
Accounts payable	503	528
Accrued payroll & benefits	198	118
Accrued taxes	164	104
Deferred revenue	211	215
Accrued interest	52	35
Other current liabilities	99	82

Total current liabilities	1,264	1,084

Long-term debt	6,421	1,123
Postretirement and other benefit obligations	685	793
Deferred income taxes	1,082	1,290
Other non-current liabilities	107	79

Total non-current liabilities	8,295	3,285

Stockholders' equity
Business equity	—	5,377
Common stock	1	—
Paid in capital	(414)	—
Retained earnings	308	—
Accumulated other comprehensive income (loss)	(363)	(525)

Total stockholders’ equity	(468)	4,852

Total liabilities and stockholders' equity	$9,091	$9,221

Embarq Corporation

Consolidated Statements of Cash Flows

($ in millions)

	Year Ended December 31,
	2006	2005
	(unaudited)
Operating Activities
Net income	$784	$878
Depreciation	1,027	979
Deferred income taxes	(69)	33
Provision for losses on accounts receivable	55	54
Stock-based compensation expense	31	—
Net losses (gains) on sales of assets	(17)	1
Other, net	39	34
Changes in assets and liabilities:
Accounts receivable	(35)	(78)
Inventories and other current assets	29	(14)
Accounts payable and other current liabilities	235	93
Noncurrent assets and liabilities, net	(26)	(81)

Net cash provided by operating activities	2,053	1,899

Investing Activities
Capital expenditures	(923)	(828)
Proceeds from sales of assets	43	17

Net cash used by investing activities	(880)	(811)

Financing Activities
Changes in debt, net	1,308	(115)
Net cash paid to Sprint Nextel associated with the spin off	(2,208)	—
Dividends paid to stockholders	(150)	—
Dividends paid to Sprint Nextel	(194)	(983)
Other, net	21	—

Net cash used by financing activities	(1,223)	(1,098)

Change in cash and equivalents	(50)	(10)
Cash and equivalents at beginning of period	103	113

Cash and equivalents at end of period	$53	$103

Supplemental Cash Flow Information
Non-cash transactions with Sprint Nextel:
Distribution of senior notes	$(4,485)	$—
Transfer of notes receivable	460	—
Transfer of property, plant and equipment, net	313	—
Transfer of pension assets, net of post-retirement benefit obligations	479	—
Transfer of other assets and liabilities, net	35	—
Deferred taxes related to assets and liabilities transferred	(53)	—

Total non-cash activities associated with the spin off	$(3,251)	$—

Net cash paid to Sprint Nextel associated with the spin-off	(2,208)	—

Combined cash and non-cash activities associated with the spin off	$(5,459)	$—